Exhibit 5.1

March 9, 2017

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, Texas 77042

Re:	American Midstream Partners, LP: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 312,736 common units representing limited partner interests in the Partnership (the “Units”) issuable under the JP Energy Partners LP 2014 Long-Term Incentive Plan assumed by the Partnership, and subsequently amended, restated and renamed by the Partnership as the “American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan” (as so amended, the “2014 Plan”) in connection with its indirect acquisition by merger of JP Energy Partners LP, a Delaware limited partnership (“JP Energy”), pursuant to the terms of the Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among the Partnership, American Midstream GP, LLC, a Delaware limited liability company, Argo Merger Sub, LLC, a Delaware limited liability company, Argo Merger GP Sub, LLC, a Delaware limited liability company, JP Energy, JP Energy GP II LLC, a Delaware limited liability company. The Units are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

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March 9, 2017

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Partnership against payment therefor in the circumstances contemplated by the 2014 Plan and the Merger Agreement, assuming in each case that the individual grants or awards under the 2014 Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the 2014 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership and will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Locke Lord LLP